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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

        We consent to the use of our report dated February 20, 2014, with respect to the consolidated balance sheets of Charter Communications, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

St. Louis, Missouri
September 12, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm